EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter Chief Financial Officer Key Tronic Corporation (509) 927-5295	Michael Newman Investor Relations StreetConnect (206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Strong Growth in Revenue Contribution from New Customer Programs

Spokane, WA — May 1, 2007 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended March 31, 2007.

For the third quarter of fiscal 2007, Key Tronic reported total revenue of $47.2 million, up 4% from $45.6 million in the third quarter of fiscal 2006. For the first nine months of fiscal 2007, total revenue was $152.6 million, up 13% from $135.2 million in the same period of fiscal 2006.

Net income for the third quarter of fiscal 2007 was $0.7 million or $0.07 per diluted share, compared to $0.9 million or $0.09 per diluted share for the third quarter of fiscal 2006. For the first nine months of fiscal 2007, net income was $2.5 million or $0.24 per diluted share, compared to $2.6 million or $0.26 per diluted share in the same period of fiscal 2006.

“Two new customer programs, which went into initial production in the second quarter of 2007, continued to ramp up, adding $3 million to our revenue during the third quarter,” said Jack Oehlke, President and Chief Executive Officer. “In the fourth quarter, we expect to start production on four additional new programs.”

“We continue to actively pursue promising and larger opportunities with both existing and new customers. In preparation for future growth, our new SMT production facility at our Spokane Valley headquarters is now operational and will provide rapid response, new product introduction process, prototype production, low-volume and highly specialized PCB assembly for programs that require domestic sourcing. In addition, we currently expect to complete the pending sale of our facility in Las Cruces, New Mexico by the end of fourth quarter.”

Business Outlook

In the fourth quarter of fiscal 2007, the Company expects revenue in the range of $45 million to $49 million, with earnings in the range of $0.07 to $0.11 per share, excluding the anticipated gain from the sale of the Las Cruces facility. Assuming the transaction is completed, it is expected to contribute approximately $2.7 million of cash, net of related transaction expenses.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2143. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11085619). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2007. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarters Ended		Nine Months Ended
	March 31 2007	April 1 2006	March 31 2007	April 1 2006
Net sales	$47,212	$45,567	$152,553	$135,177
Cost of sales	43,492	41,590	$139,338	123,248

Gross profit on sales	3,720	3,977	13,215	11,929

Operating expenses:
Research, development and engineering	709	698	2,467	2,030
Selling	356	529	1,339	1,587
General and administrative	1,581	1,559	5,771	4,865

Total operating expenses	2,646	2,786	9,577	8,482

Operating income	1,074	1,191	3,638	3,447

Interest expense	351	274	1,065	810
Other (income) expense	—	—	—	—

Income before income taxes	723	917	2,573	2,637

Income tax provision (benefit)	(19)	—	67	—

Net income	$742	$917	$2,506	$2,637

Earnings per share:
Earnings per common share—basic	$0.07	$0.09	$0.25	$0.27
Weighted average shares O/S—basic	9,915	9,705	9,891	9,701

Earnings per common share—diluted	$0.07	$0.09	$0.24	$0.26
Weighted average shares O/S—diluted	10,272	10,064	10,364	9,922

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31 2007	July 1 2006
ASSETS
Current Assets:
Cash and cash equivalents	$1,157	$2,428
Trade receivables—net	26,174	29,003
Inventories	35,300	36,338
Real estate held for sale	1,698	—
Other	4,783	3,416

Total current assets	69,112	71,185

Property, plant and equipment, net	11,110	9,807

Other Assets:
Restricted cash	1,571	874
Real estate	—	1,698
Deferred income tax asset—net	3,500	3,500
Other—net	786	866
Goodwill	765	765

Total other assets	6,622	7,703

Total Assets	$86,844	$88,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$22,016	$31,228
Accrued compensation and vacation	2,562	4,477
Current portion of long term obligations	740	689
Other	2,145	3,088

Total current liabilities	27,463	39,482

Long-Term Liabilities:
Revolving loan	17,388	10,069
Other	1,489	1,596

Total long-term liabilities	18,877	11,665

Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,915 and 9,750 shares	39,032	38,582
Retained earnings (deficit)	1,472	(1,034)

Total shareholders’ equity	40,504	37,548

Total Liabilities and Shareholders’ Equity	$86,844	$88,695